Exhibit 10.5
[Execution Copy]

SENIOR MANAGEMENT AGREEMENT
          THIS SENIOR MANAGEMENT AGREEMENT (this “Agreement”) is made as of November 5, 2007, by and among Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), Aurora Diagnostics, LLC, a Delaware limited liability company (“Employer”), and Greg Marsh (“Executive”). Certain definitions are set forth in Section 4 of this Agreement.
          WHEREAS, the Company, Employer and Executive mutually desire to enter into an agreement pursuant to which Employer will employ Executive.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
          1. Employment. Employer agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending upon his separation pursuant to Section 1(c) hereof (the “Employment Period”).
          (a) Position and Duties. During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and Employer and shall have the normal duties, responsibilities and authority implied by such position and that which an officer of a Delaware corporation with such titles would have, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override actions of the Chief Financial Officer. Executive shall report to the President and Chief Executive Officer, and, except during permitted vacation time, any periods of illness and authorized leaves of absence, Executive shall devote his full business time and attention to the business and affairs of the Company, Employer and their respective Subsidiaries. The foregoing shall not, however, preclude Executive from engaging in appropriate civic, charitable or religious activities so long as such activities do not conflict with or interfere in any material respect with Executive’s duties or responsibilities to the Company, Employer and their respective Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder in a faithful and diligent manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to expand its business and operate profitably and in conformity with the business and strategic plans approved by the Board.
          (b) Salary, Bonus and Benefits. During the Employment Period, Employer will pay Executive a base salary of $280,000 per annum, which amount shall be reviewed at least annually by the Board but any increase shall be at the sole discretion of the Board (as adjusted, the “Annual Base Salary”). During the Employment Period, beginning with calendar year 2008, Executive shall be eligible for an annual bonus (“Annual Bonus”) in an amount up to 50% of the Executive’s Annual Salary or $140,000 for 2008 (but in no event less than $50,000) based upon the achievement by the Company, Employer and their respective Subsidiaries of financial and other objectives set by the Board in consultation with the President and Chief Executive Officer in conjunction with the annual budgetary process contemplated by Section 3A(e) of the Purchase Agreement. For the 2008 calendar year the Executive will receive a minimum guaranteed bonus of $50,000. The Annual Bonus will be paid to Executive by Employer on/or before April 30th of the fiscal year following the fiscal year to which such Annual Bonus relates. Executive must be employed by the Company or Employer as of the bonus payment date in any given calendar year in order to be eligible to earn an Annual Bonus with respect to such calendar year. Employer shall pay Executive a “starting bonus” in an amount equal to $10,000 (less any applicable taxes) on or prior to the date Employer pays Executive his first installment of the Annual Base Salary.
          Beginning on the first day of the first full month following Executive’s completion of thirty (30) days of full-time continuous employment with Employer, Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death, disability, life insurance plans and any other plan offered by the Company or the Employer to its executive-level personnel. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year. Any unused vacation may be carried over to subsequent years; provided, however, Executive shall not be entitled to accrue more than four (4) weeks of vacation at any given time. Any vacation must be taken at a time mutually convenient to the Company, Employer and Executive. During the Employment Period, Employer shall reimburse Executive for all expenses incurred in furtherance of the Company’s and Employer’s business, which expenses are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s requirements with respect to reporting and documentation of such expenses.
          (c) Separation. The Employment Period will continue until (i) Executive’s resignation, Disability or death or (ii) the Board decides to terminate Executive’s employment with or without Cause. If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason, then (i) during the one-year period commencing on the date of termination (the “Severance Period”), Employer shall continue to pay to Executive his then applicable Annual Base Salary in equal installments on the Employer’s regular salary payment dates for such period (the “Severance Payments”), (ii) Employer shall pay to Executive the amount of any Annual Bonus earned with respect to the calendar year prior to the year of Separation when due and, subject to Section 1(b), a pro-rated Annual Bonus for the year of Separation, (iii) Employer shall reimburse Executive for any expenses incurred in furtherance of the Company’s business prior to Separation, which expenses are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s requirements with respect to reporting and documentation of such expenses and (iv) Employer shall pay Executive for all accrued but unused vacation. Notwithstanding the foregoing, (A) Executive shall not be entitled to receive any Severance Payments unless Executive has executed and delivered to Employer a general release in the form attached hereto as Exhibit A and (B) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Sections 2 or 3 hereof and does not apply for unemployment compensation chargeable to the Company during the Severance Period unless Company fails to make the Severance Payments when due. If the Employment Period is terminated by Employer with Cause, as a result of death or Disability or by Executive for resignation without Good Reason, (i) Executive shall only be entitled to receive his Annual Base Salary through the date of termination and shall not be entitled to any other salary, compensation or employee or other benefits from the Company or its Subsidiaries thereafter, except as otherwise expressly required by applicable law (such as COBRA), (ii) Employer shall pay to Executive the amount of any Annual Bonus earned with respect to the calendar year prior to the year of Separation when due, (iii) Employer shall reimburse Executive for any expenses incurred in furtherance of the Company’s business prior to Separation, which expenses are consistent with Employer’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employer’s requirements with respect to reporting and documentation of such expenses, (iv) Employer shall pay Executive for all accrued but unused vacation and (v) Executive shall be entitled to all accrued benefits under any employee benefit programs. In the event Executive is entitled to a pro-rated bonus, the pro-ration shall be based on the achievement of the pre-approved objectives based upon Executive’s and the Company’s performance relative to the previously approved objectives. If no goals have been established and approved by the Board as of the date of termination, but executive performance goals are ultimately approved by the Board that would apply to other executive employees for the period prior to termination, then such goals as ultimately approved by the Board shall apply for purposes of determining the pro-rated

Annual Bonus hereunder. In any event, the extent to which Executive has achieved the agreed upon Annual Bonus objectives and the method of pro-ration shall be determined by the Board in the exercise of its reasonable discretion.
          2. Confidential Information.
          (a) Obligation to Maintain Confidentiality. Executive acknowledges that the information and data (including trade secrets) of a confidential, proprietary or secret nature obtained by him during the course of his performance under this Agreement concerning the business or affairs of the Company, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of the Company, Employer or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information during the Employment Period and for a period of five (5) years thereafter without the Board’s written consent, unless and to the extent that the Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive shall deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, Employer and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Notwithstanding the foregoing, Executive’s obligations and agreements pursuant to this Section 2(a) with respect to any Confidential Information that constitutes a “trade secret” as defined under applicable law shall continue indefinitely subsequent to the expiration of the five (5)-year period described above or until such Confidential Information no longer constitutes a “trade secret,” other than as a result of Executive’s acts or omissions to act.
          (b) Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s, Employer’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by Executive (either solely or jointly with others) while employed by the Company, Employer or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company, Employer or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company, Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company, Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company, Employer or such Subsidiary or Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. At the request of the Board, Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s, Employer’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) at the sole cost and expense of the Company. Executive understands, however, that there is no obligation being imposed on him to assign to the Company or any Subsidiary or Affiliate, any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company or any of its Subsidiaries or Affiliates was used and that was developed entirely on his own time, unless: (i) such Work Product relates (A) to the Company’s, or its Subsidiaries’ or Affiliates’ businesses or (B) to their actual or demonstrably anticipated research or development or (ii) the Work Product results from any work performed by him for them under this Agreement. Executive has identified on the signature page to this Agreement all Work Product that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement. If no such Work Product is listed, Executive represents to the Company that he does not now nor has he ever owned, nor has he made, any such Work Product.
          (c) Third Party Information. Executive understands that the Company, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, Employer’s and their respective Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company, Employer or their respective Subsidiaries and Affiliates who Executive reasonably believes need to know such information in connection with their work for the Company, Employer or their respective Subsidiaries and Affiliates) or use, except in connection with his work for the Company, Employer or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.
          (d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any tangible property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.
          3. Restrictive Covenants. Executive acknowledges that in the course of his employment with Employer he will become familiar with the Company’s, Employer’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning the Company, Employer and such Subsidiaries and that his services will be of special, unique and extraordinary value to the Company, Employer and such Subsidiaries. Therefore, Executive agrees that:
          (a) Noncompetition. During the Employment Period and for a period of one (1) year thereafter (collectively, the “Noncompete Period”), Executive shall not directly or indirectly, anywhere in the United States, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company, Employer or their respective Subsidiaries or any business in which the Company, Employer or any of their respective Subsidiaries has held discussions with or has otherwise taken specific steps to acquire such business by developing a business plan or documenting synergies within two (2) years prior to the Separation (for purposes of this Agreement, any business that engages in the management or provision of anatomic pathology diagnostic, genomics or molecular testing services (whether through physician practices, laboratories, hospitals, medical or surgical centers or otherwise) shall be deemed to compete with the Company’s and Employer’s business). Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.
          (b) Nonsolicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, Employer or their respective Subsidiaries to leave the employ of the Company, Employer or such Subsidiary, or in any way intentionally interfere in any material respect with the relationship between the Company, Employer and any of their respective Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company, Employer or any of their respective Subsidiaries within twelve (12) months after such person ceased to be an employee of the Company, Employer or any of their Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, Employer or any of their respective Subsidiaries to cease doing business with the Company, Employer or such Subsidiary or in any way intentionally interfere in any material respect with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company, Employer or any of their respective Subsidiaries and with which the Company, Employer and any of their respective Subsidiaries had specific discussions or had requested and received significant information relating to the acquisition of such business by the Company, Employer or any of their respective Subsidiaries in the two (2)-year period immediately preceding a Separation.
          (c) Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, Employer, their respective Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
          (d) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of (i) employment with the Employer and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges that (A) the business of the Company, Employer and their respective Subsidiaries will be conducted throughout the United States and other jurisdictions where the Company, Employer or their respective Subsidiaries conduct business during the Employment Period, (B) notwithstanding the state of organization or principal office of the Company, Employer or any of their respective Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company and Employer will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where the Company, Employer or their respective Subsidiaries conduct business during the Employment Period, and (C) as part of his responsibilities, Executive will be traveling throughout the United States and other jurisdictions where the Company, Employer or their respective Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and Employer of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and Employer now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Section 3 shall limit or alter the right of Executive to own an equity interest in the Company (or its successor) either before of after his Separation Date.
          4. Definitions.
          “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.
          “Board” means the Company’s board of managers.
          “Cause” means (i) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud, which involves a material matter, with respect to the Company, Employer or any of their respective Subsidiaries or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (iii) gross negligence or willful misconduct with respect to the Company, Employer or any of their respective Subsidiaries that is or could reasonably be expected to be harmful to the Company, Employer or any of their respective Subsidiaries in any material respect, (iv) conduct tending to bring the Company, Employer or any of their respective Subsidiaries into substantial public disgrace or disrepute and (v) any breach by Executive of Sections 2 or 3 of this Agreement. In the case of a termination for Cause pursuant to clause (ii) above, Employer agrees that Executive shall have the opportunity to address the Board before such termination for Cause becomes effective and shall have a one-time fifteen (15) business day opportunity to cure such failure (i.e., a right not applicable to any subsequent failure) upon written notice describing the action or omission constituting the Cause event.
          “Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is or will be unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than sixty (60) days or for ninety (90) days (whether or not continuous) within a one-hundred eighty (180) day period after reasonable accommodation, as determined by the Board in good faith.
          “Good Reason” means (i) a reduction in, or failure to pay when due or promptly thereafter, Executive’s Annual Base Salary, (ii) a material diminution in Executive’s titles or duties inconsistent with his position, (iii) failure to pay any Annual Bonus when due, (iv) a material reduction in the employee benefits offered to Executive that is not also applicable to executive employees of the Employer generally, and (v) a change in Executive’s principal office to a location more than fifty (50) miles from Palm Beach Gardens, Florida, in each case without the prior written consent of Executive; provided that written notice of Executive’s resignation must be delivered to the Company within thirty (30) days after his actual knowledge of any such event in order for such resignation to be with Good Reason for any purpose hereunder and that the Company has a reasonable opportunity to cure in the event of a notice with respect to clause (ii) above.
          “LLC Agreement” means the Limited Liability Company Agreement of the Company, as amended from time to time pursuant to its terms.

          “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
          “Separation” means Executive ceasing to be employed by the Company, Employer or any of their respective Subsidiaries for any reason.
          “Separation Date” means the date of a Separation.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
          5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when received (i) if delivered personally to the recipient, (ii) if sent to the recipient by reputable express courier service (charges prepaid) or (iii) if mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:
If to Employer or the Company:
Aurora Diagnostics, LLC/
Aurora Diagnostics Holdings, LLC
114 Via Verde Way
Palm Beach Gardens, Florida 33418-6205
Attention: Chief Executive Officer
with copies to:
Summit Partners, L.P.
222 Berkeley Street
Boston, Massachusetts 02116
Attention: Thomas S. Roberts
Telephone: (617) 824-1000
Facsimile: (617) 824-1100

and
GSO Capital Partners
280 Park Avenue, 11th Floor
New York, NY 10017
Attention: Wesley W. Lang, Jr.
and
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Ted H. Zook, P.C.
                  Jody S. Gale
Telephone: (312) 861-2000
Facsimile: (312) 861-2200
If to Executive:
Greg Marsh
10254 Hunt Club
Palm Beach Gardens, FL 33418
Telephone: (561) 472-0501
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.
          6. General Provisions.
          (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          (c) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
          (d) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Employer and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.
          (f) Choice of Law. The law of the State of Delaware will govern all questions concerning the relative rights of the Company, Employer and its security holders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          (g) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.
          (h) Executive’s Cooperation. During the Employment Period, Executive shall cooperate with the Company, Employer and their respective Subsidiaries and Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company desires Executive’s cooperation in accordance with this paragraph after the Employment Period, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts) and compensate Executive at a reasonable rate for such cooperation, as determined by mutual agreement of the Company and Executive.
          (i) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In the event any such parties file suit and does not prevail, they shall reimburse Executive for his reasonable attorney’s fees in defending such suit and in the event Executive files suit and does not prevail, Executive shall reimburse such parties for their reasonable attorney’s fees in defending such suit.

          (j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Employer and the Executive.
          (k) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any reasonable medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
          (l) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
          (m) Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or its Subsidiaries, including, without limitation, wages and bonuses. In the event the Company or its Subsidiaries does not make such deductions or withholdings on Executive’s behalf, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.
          (n) Termination. This Agreement (except for the provisions of Sections 1(a) and (b)) shall survive a Separation and shall remain in full force and effect after such Separation.
          (o) Adjustments of Numbers. All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity.
          (p) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
*   *   *   *   *

          IN WITNESS WHEREOF, the parties hereto have executed this Senior Management Agreement on the date first above written.

AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ James C. New
	Name:	James C. New
Its: Chief Executive Officer and President

AURORA DIAGNOSTICS, LLC
By:	/s/ James C. New
	Name:	James C. New
Its: Chief Executive Officer and President

/s/ Greg Marsh
Greg Marsh

C.C.	Greg marsh

EXHIBIT A
GENERAL RELEASE
     I, Greg Marsh, in consideration of and subject to the performance by Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), of its obligations under the Senior Management Agreement, dated as of November 5, 2007 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.	I understand that any Severance Payments (as defined in the Agreement) paid or granted to me under Section 1(c) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments specified in Section 1(c) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.	Except as provided in paragraph 4 and 12 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.
6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
7.	I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.
8.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.
9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
10.	I agree to turn over to the Company all relevant documents which are or may come into my possession.

11.	I agree not to disparage Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, (ii) any rights I have to the Severance Payments or other payments pursuant to Section 1 of the Agreement after the date hereof, (iii) any rights I have to benefits under the Company’s benefit plans, including any 401(k) balance, or (iv) any rights to indemnification pursuant to the LLC Agreement (as defined in the Agreement).
13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
a.	I HAVE READ IT CAREFULLY;
b.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED,TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
c.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
d.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

e.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

f.	THE CHANGES TO THE AGREEMENT SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

g.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

h.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

i.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: November 5, 2007
NAME: Greg Marsh